SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement             [ ] Confidential, For Use of the
[x] Definitive Proxy Statement                  Commission Only (as Permitted
[ ] Definitive Additional Materials             by Rule 14a.6(e)(2))
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                          EQUITABLE OF IOWA COMPANIES
                          ___________________________
               (Name of Registrant as Specified In Its Charter)
               ________________________________________________
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1)  Title of each class of securities to which transaction applies:
    _________________________________________________
    (2)  Aggregate number of securities to which transaction applies:
    _________________________________________________
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    _________________________________________________
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    (5) Total fee paid:
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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
    (1) Amount Previously Paid:
    _________________________________________________
    (2) Form, Schedule or Registration Statement No.:
    _________________________________________________
    (3) Filing Party:
    _________________________________________________
    (4) Date Filed:
    _________________________________________________


















                         EQUITABLE OF IOWA COMPANIES

                               PROXY STATEMENT

                Annual Meeting of Shareholders, April 24, 1997


                             GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors of EQUITABLE OF IOWA COMPANIES (the "Company"), 604 Locust Street, Des Moines, Iowa, 50309, for use at the Annual Meeting of Shareholders to be held April 24, 1997, and any adjournment thereof (the "Meeting"). When such proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with the instructions contained therein. If no direction is given, proxies will be voted in favor of election of the four director nominees named herein and approval of Ernst & Young LLP as auditors for 1997. Any shareholder furnishing a proxy may revoke it at any time before it is voted either by voting in person or by delivering a revocation or later dated proxy to the Secretary of the Company. The Proxy Statement and the accompanying Proxies will be first mailed to shareholders on or about March 21, 1997.

The cost of the solicitation of the Proxies will be borne by the Company. Proxies may be solicited by the Board of Directors or management personally, by telephone or by facsimile.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

























                              VOTING SECURITIES

Only shareholders of record as of the close of business on March 6, 1997, will be entitled to the notice of and to vote at the Meeting. The Company has a single class of Common Stock without par value ("Common Stock"), of which 32,019,563 shares were outstanding and entitled to vote on such date. Shares present in person or represented by proxy at the Meeting will be tabulated for determination of whether or not a quorum is present. A quorum will be present if a majority of the votes entitled to be cast on a matter are represented for any purpose at the Meeting. Votes withheld for any director, abstentions and broker-dealer non-votes represented at the Meeting will be counted for quorum purposes, but will not be counted as votes cast with respect to any matter to come before the Meeting and will not affect the outcome of any matter. If a quorum exists, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election and action on other matters, including appointment of auditors, will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Holders of Common Stock are entitled to cumulative voting in the election of directors which means that each shareholder is entitled to as many votes as shall equal the number of votes which such shareholder would be entitled to cast multiplied by the number of directors to be elected, and such shareholder may cast all such votes for a single director, or distribute them among the number to be voted for, or any two or more of them, as such shareholder may see fit. The Board of Directors unanimously recommends election of the nominees named herein and a vote "For" each of the other matters to be considered at the Meeting.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following sets forth, based on information available as of March 6, 1997, security ownership with respect to beneficial owners of more than five percent of the Company's Common Stock.

Name and Address                   Number of Shares         Percent of Class
_______________________            ________________         ________________
Helen Hubbell Ingham(1)                3,007,536                  9.4%
1429 North Federal Hwy.
Ft. Lauderdale, FL 33304

FMR Corp.(2)                           2,339,355                  7.3%
82 Devonshire Street
Boston, MA  02109-3614

Hans F. E. Wachtmeister                1,918,525                  6.0%
Belmont Hill School
Belmont, MA  02178

Massachusetts Financial                1,883,600                  5.9%
  Services Company(3)
500 Boylston Street
Boston, MA  02116

(1) All shares held in a revocable trust. Excludes 15,905 shares held by her husband, Richard S. Ingham in a revocable trust.


(2) Based on statements in Schedule 13G dated February 14, 1997. The filing indicates that FMR Corp. has sole voting power with respect to 53,755 shares, and sole dispositive power with respect to 2,339,355 shares. FMR Corp. is the parent of Fidelity Management Trust Company and Fidelity Management & Research Company, an investment adviser to various registered investment companies.

(3) Based on statements in Schedule 13G dated February 12, 1997. The filing indicates Massachusetts Financial Services Company has sole voting power with respect to 1,769,700 shares, and sole dispositive power with respect to all shares.


                            ELECTION OF DIRECTORS

The Board of Directors may consist of not less than 9 nor more than 15 members, divided into three classes. At each annual meeting of shareholders, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting and until their successors are elected and qualified. There are presently eleven directors with the terms of four expiring at the
Meeting.   Ms. Greer was elected to the Board of Directors on August 8, 1996 to fill a newly created directorship. Pursuant to the provisions of the Company's Restated Articles of Incorporation, she may continue as a director only until the Meeting. Consistent with the provisions of the Company's Restated Articles of Incorporation, Dr. Doris M. Drury, who served as a director during 1996, will be retiring the Board of Directors as a result of attaining the age of seventy. Dr. Drury's retirement will be effective upon the conclusion of the Meeting. Ms. Greer and Messrs. Hubbell, Ingham, Jr., and Urban have been nominated by the Board of Directors for election by the shareholders for terms ending in 2000, and all are presently directors of the Company.

Although the Board anticipates that all nominees will be able to serve, in the event any one or more should be unable to do so, proxies will be voted for such substitute nominee or nominees as the Board in its discretion may recommend. Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority.





















The following information is furnished for each continuing director:

Name; (Age);
Principal Occupation
During Last Five Years;                                  Year First     Year
Directorships in Other                                   Elected        Term
Public Companies                                         Director       Expires
_______________________                                  __________     _______
RICHARD B. COVEY (67), Partner in law firm of            1971(a)        1998
 Carter Ledyard & Milburn.

GAYLE L. GREER (56), Group Vice President, Time Warner   1996           1997
 National Division; Senior Vice President, Time Warner
 Communications; Director, Public Service Company of
 Colorado.

JAMES L. HESKETT (63), Professor, Harvard University     1985           1998
 Graduate School of Business Administration; Director,
 Office Depot, Inc.

FRED S. HUBBELL (45), Chairman (since April, 1993),      1987           1997
 President, and Chief Executive Officer of the Company,
 Equitable American Insurance Company ("Equitable
 American") (since January, 1993), and Equitable Life
 Insurance Company of Iowa ("Equitable Life") (since
 May, 1992), and USG Annuity & Life Company ("USG")
 (since December, 1995) and Chairman of Equitable
 Investment Services, Inc. ("EISI") and Golden American
 Life Insurance Company ("Golden American") (since
 August, 1996); Director, Pioneer Hi-Bred International,
 Inc. and The Macerich Company.

RICHARD S. INGHAM, JR. (51), Vice President and          1994           1997
 Controller, Asterisk, Inc. (diversified media, real
 estate and retail holding company).

ROBERT E. LEE (61), Executive Director Emeritus,         1981           1998
 Executive Director (1989 to 1996), The Denver
 Foundation (community foundation); Director,
 Meredith Corporation, Source Capital Corp. and
 Storage Technology Corporation.

JACK D. REHM (64), Director, Chairman (since             1988           1999
 July, 1992), President (until July, 1994) and Chief
 Executive Officer (until January, 1997), Meredith
 Corporation (diversified media company); Director,
 The Vernon Company and International Multifoods, Inc.

THOMAS N. URBAN (62), Chairman, President (from 1984     1979           1997
 to March, 1995), Chief Executive Officer (March to
 August, 1995), and Director of Pioneer Hi-Bred
 International, Inc. (hybrid seed corn business);
 Visiting Professor, Harvard University Graduate
 School  of Business (since August, 1995); Director,
 Sigma Aldrich Corp. and Case Corporation.

Name; (Age);
Principal Occupation
During Last Five Years;                                  Year First     Year
Directorships in Other                                   Elected        Term
Public Companies                                         Director       Expires
_______________________                                  __________     _______
HANS F. E. WACHTMEISTER (52), Teacher, Belmont Hill      1981           1999
 School, Belmont, Massachusetts.

RICHARD S. WHITE (59), General Manager of the John       1993           1999
 Deere Des Moines Works of Deere & Company.

(a) Includes period in which served as director of Equitable Life, which, in a 1977 reorganization, became a wholly-owned subsidiary of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors has standing Compensation and Audit Committees and does not have a standing Nominating Committee. The Compensation Committee administers the executive compensation and benefit programs of the Company and its subsidiaries. It is composed of five directors, Dr. Drury, Ms. Greer, Messrs. Covey, Lee, and Rehm, who are not employees of the Company. The Committee met three times during 1996 to evaluate the executive compensation programs. The Committee sometimes seeks advice from outside consultants in evaluating compensation levels and benefit programs. The Committee each year reviews and approves salaries for the Company's Board of Directors and executive personnel and administers incentive compensation programs. The report of the Compensation Committee on these compensation and benefit programs is provided below.

The Audit Committee is composed of four directors, Messrs. Heskett, Ingham, Jr., Urban, and White, who are not Company employees. The Committee met three times in 1996 with the Company's independent auditors, internal auditors, and other personnel to review internal financial controls, the principles and practices of financial reporting, contingencies which might affect the Company's financial position, the impact of regulatory requirements, and the adequacy of the Company's disclosure. The Committee reviews the application of accounting principles and practices, including adequacy of disclosure, and the work of internal auditors and comments and recommendations of the independent auditors. The Committee also nominates the independent auditors, reviews the independent auditors' examination and reports and the Company's system of internal controls, and determines whether the independent auditors have access to all necessary data.

The Board also has an Executive Committee whose members are Messrs. Covey, Heskett, Hubbell, Ingham, Jr., Lee, and Urban.

COMPENSATION OF THE BOARD OF DIRECTORS
The Board of Directors held four meetings during 1996. All directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served. In 1996 compensation of the non-employee directors of the Company consisted of an annual fee of $28,000 and an additional $750 was paid to the Chair of each Committee. The non-employee directors of the Company also receive $1,000 for attendance at any special meeting, and $500 for any telephonic meeting. The Company has a program by which non-employee directors may receive restricted stock in lieu of all or a portion of their annual fees. The restricted stock vests prorata at the end of each year of service on the Board of Directors and upon attendance of a regular quarterly meeting and entitles the director to all incidents of ownership including the payment of dividends. All eligible directors have elected to participate in this program. The 1996 Non-Employee Directors' Stock Option Plan may provide the opportunity for additional compensation based on the performance of the Company's Common Stock.
Pursuant to the Plan, all non-employee directors receive an annual grant of an option to purchase 1,000 shares of Common Stock. Each option permits the holder to purchase shares at their fair market value on the date the option was granted. The options are exercisable 20% after three years, 50% after four years and 100% five years after the grant date. If there is a change in control of the Company as defined in the Plan, all options will immediately vest and generally will become exercisable.

EXECUTIVE OFFICERS OF THE COMPANY
Executive officers of the Company do not have fixed terms but serve until removed by the Board of Directors. The principal occupations of each of the persons named below are their respective offices with the Company or its
subsidiaries for more than the past five years unless otherwise noted.   The
executive officers of the Company are:

LAWRENCE V. DURLAND, JR.   Age 50.  Senior Vice President of the Company,
Equitable American and Equitable Life.

FRED S. HUBBELL. Age 45. Chairman, President and Chief Executive Officer of the Company, Equitable American, Equitable Life, and USG and Chairman of EISI and Golden American.

TERRY L. KENDALL. Age 50. President and Chief Executive Officer of First Golden American Life Insurance Company of New York (since May, 1996) and Golden American (since September, 1993); Executive Vice President of Equitable Life and USG (since August, 1996); Managing Director of Bankers Trust Company New York (August, 1993 to August, 1996); President of United Pacific Life (September, 1982 to July, 1993).

PAUL E. LARSON. Age 44. Executive Vice President and Chief Financial Officer of the Company, Equitable American, Equitable Life, Golden American, and USG.

THOMAS L. MAY. Age 48. Senior Vice President of Marketing for Equitable Life and USG.

JOHN A. MERRIMAN. Age 54. Secretary and General Counsel of the Company, Equitable American, Equitable Life, and USG.

BETH B. NEPPL. Age 39. Vice President of Human Resources of Equitable Life, Golden American, and USG.

PAUL R. SCHLAACK. Age 50. President and Chief Executive Officer of EISI, the Company's investment management subsidiary.

JEROME L. SYCHOWSKI. Age 54. Senior Vice President and Chief Information Officer of Equitable Life, Golden American, and USG (since December, 1996); Senior Vice President Information Services of Mutual of Omaha (October, 1995 to December, 1996); Consultant (June, 1993 to October, 1995); Vice President Administration/Chief Information Officer of MSI Insurance (June, 1979 to June, 1993).


DAVID A. TERWILLIGER. Age 39. Vice President, Treasurer and Controller of the Company, and Vice President and Controller of Equitable American, EISI, Equitable Life, Golden American, and USG.


SECURITY OWNERSHIP OF MANAGEMENT
The following sets forth, as of March 6, 1997, the beneficial security ownership of the Company's Common Stock by the directors and named executive officers individually and the directors and executive officers as a group:

Name                            Number of Shares (1)       Percent of Class (2)
_______________________________________________________________________________
Mr. Covey                             22,391                      *
Dr. Drury                             11,551                      *
Ms. Greer                              1,923                      *
Mr. Heskett                           13,389                      *
Mr. Hubbell                          750,534                      2.3%
Mr. Ingham, Jr.                       24,716                      *
Mr. Lee                                7,905                      *
Mr. Rehm                              18,891                      *
Mr. Urban                              5,051                      *
Mr. Wachtmeister                   1,918,525                      6.0%
Mr. White                              3,770                      *
Mr. Durland, Jr.                      90,565                      *
Mr. Larson                            93,887                      *
Mr. May                               32,489                      *
Mr. Schlaack                         259,559                      *

All directors and executive
officers as a group (20)           3,408,922                      10.6%

(1) Included are shares held beneficially or of record by spouses and shares held by a fiduciary, but the individuals disclaim beneficial ownership of such shares as follows: Hubbell, 162,675; and Wachtmeister, 1,832,632. Beneficial owners have sole voting and investment power with respect to all shares except for those held by trustees. Includes shares subject to exercisable options: Durland, Jr., 11,600; Hubbell, 185,100; Larson, 28,800; May, 9,300; Schlaack, 19,000; and all directors and executive officers as a group, 270,820. Includes shares held in Company 401(k) Savings Plan by the following persons: Durland, Jr., 12,905; Hubbell, 20,475; Larson, 8,524; May, 3,989; Schlaack, 20,815; and all executive officers as a group, 92,619.

(2) An (*) indicates that the individual's ownership interests of the Company's Common Stock is less than one percent.











                     EXECUTIVE COMPENSATION AND BENEFITS

                          SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries for the last three fiscal years with respect to Mr. Hubbell, as the Company's Chief Executive Officer, and each of the next four most highly compensated executive officers (the
"named executive officers"):

                                  ANNUAL COMPENSATION
                                  ___________________
Name and Principal
Position                    Year     Salary($)    Bonus($)
__________________________________________________________
Fred S. Hubbell             1996      533,025     394,439
President & CEO             1995      511,667     247,200
                            1994      468,750     408,500

Paul R. Schlaack            1996      327,875     249,185
President & CEO             1995      311,750     165,890
EISI                        1994      296,583     265,220

Paul E. Larson              1996      267,791     128,540
Executive V.P.              1995      242,833      70,760
Treas. & CFO                1994      227,917     119,600

Thomas L. May,
Sr. V.P.-                   1996      231,751      73,260
Marketing(5)                1995      162,543      29,641

Lawrence V. Durland, Jr.,   1996      202,250      72,810
Sr. V.P.                    1995      196,667      47,280
                            1994      192,667      82,990

                                       LONG TERM COMPENSATION
                                       ______________________
                                     Awards            Payouts
                                     ______            _______
                             Restricted   Securities
Name and Principal           Stock        Underlying   LTIP        All Other
Position             Year    Awards       Options      Payouts     Compensation
                             ($)(1)       (#)(2)       ($)(3)      ($)(4)
_____________________________________________________________________________
Fred S. Hubbell      1996    526,875      40,000         -0-       14,483
President & CEO      1995      -0-        44,000         -0-       14,650
                     1994    339,600      30,000         -0-       13,000

Paul R. Schlaack     1996    245,875      19,000       24,844      15,000
President & CEO      1995     19,594      23,000       38,919      15,000
EISI                 1994    264,074      18,000       39,345      13,000


                                       LONG TERM COMPENSATION
                                       ______________________
                                     Awards            Payouts
                                     ______            _______
                             Restricted   Securities
Name and Principal           Stock        Underlying   LTIP        All Other
Position             Year    Awards       Options      Payouts     Compensation
                             ($)(1)       (#)(2)       ($)(3)      ($)(4)
_____________________________________________________________________________
Paul E. Larson       1996    319,935      26,000       93,029      15,000
Executive V.P.       1995     73,396      20,000       55,195      15,000
Treas. & CFO         1994     55,256      15,000        4,500      13,000

Thomas L. May,
Sr. V.P.-            1996    170,349      15,000       12,422      10,242
Marketing(5)         1995     19,118       7,000         -0-        2,627

Lawrence V. Durland, 1996    182,650       7,000        9,937       8,336
Jr., Sr. V.P.        1995    146,500       8,500       20,531       8,033
                     1994     54,831       6,000         -0-        3,000

(1) In 1994, 1995 and 1996 (1996: only Mr. Larson, 2,101 shares; and Mr. May,
    1,345 shares) awards were granted equal to 20% of the increase in ownership of Company stock by the named executive officers during the year to encourage ownership of Company stock. These awards vest 10% after 2nd year, an additional 20% after 3rd year, an additional 30% after 4th year, and the final 40% after 5th year. Valuation of these awards is based upon fair market value stock price of $35.375 on May 2, 1994, $36.625 on May 1, 1995 and $35.25 on May 1, 1996. On February 14, 1996 the named executive officers were granted restricted stock awards which vest in 5 years. The valuation of these awards is based upon the fair market value stock price of $35.125 on the date of grant. At December 31, 1996 (based upon the fair market value stock price of $45.875) the number and market value of shares of restricted stock held by each of the named executive officers in all restricted stock programs were as follows: Mr. Hubbell (30,360;
    $1,392,765, Mr. Schlaack (19,853; $910,756), Mr. Larson (14,495; $664,958),
    Mr. May (4,820; $221,117), Mr. Durland, Jr. (12,310; $564,721).  Restricted
    stock awards will vest in the event of a change of control of the Company. The shareholder is entitled to receive cash dividends and has all other rights as a shareholder as to such shares prior to vesting, however upon voluntary termination by the shareholder prior to vesting the full award is forfeited. Any future grants of restricted shares to the named executive officers will be consistent with the compensation philosophy of the Company discussed below.

(2) Awards comprised of qualified and non-qualified stock options. All options were granted with an exercise price equal to the then fair market value of the underlying stock. The options have vesting periods as described in "Option Grants in Last Fiscal Year" table. Unvested options are forfeited upon voluntary termination of employment with the Company. All options will vest in the event of a change of control of the Company.

(3) Payments represent cash bonus received by the named executive officer upon the achievement of specified three year cumulative performance goals. The earned bonus vests consistent with the option to which it is associated and is paid only upon the exercise of the option held by the named executive officer.
(4) For 1996 this compensation includes payment to each named executive officer in lieu of typical perquisite payments as follows: Mr. Hubbell, $11,483; Mr. Schlaack, $12,000; Mr. Larson, $12,000; Mr. May, $7,242; Mr. Durland, Jr., $5,336. The payments are classified as taxable income and are required to be applied to specified business expenses of the named executive. Additionally, the balance of this compensation includes contributions to the Company's 401(k) Plan on behalf of each named executive officer to match a portion of their pre-tax deferral contributions (included under the Salary column) made by each to such plan.

(5) Mr. May became an executive officer in 1995, therefore no information is provided for 1994.













































                      OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning the grant of stock options during the last fiscal year to the named executive officers under the Company's Restated and Amended 1992 Stock Incentive Plan:

       Number of      Percent of
       Securities     Total Options      Exercise
       Underlying     Granted to         or Base                   Grant Date
       Options        Employees          Price       Expiration    Present
       Granted(#)(1)  in Fiscal Year     ($/sh)      Date          Value $ (2)
______________________________________________________________________________
Fred S.      40,000     12.5%              35.125      2-14-06       568,000
Hubbell

Paul R.      19,000      6.0%              35.125      2-14-06       269,800
Schlaack

Paul E.      16,000      5.0%              35.125      2-14-06       227,200
Larson       10,000      3.1%              35.00       4-24-06       141,400

Thomas L.     7,000      2.2%              35.125      2-14-06        99,400
May           8,000      2.5%              38.235      5-16-06       123,600

Lawrence V.   7,000      2.2%              35.125      2-14-06        99,400
Durland, Jr.

(1) All Options have a five year vesting period with 20% exercisable after 3rd year, an additional 30% after 4th year, and the final 50% after 5th year. All options were granted with exercise prices equal to the then fair market value of the underlying stock. Unvested options are forfeited upon a voluntary termination of employment with the Company. The options will vest in the event of a change of control of the Company. One-half of each option grant expiring on February 14, 2006 is an incentive stock option.


(2) Values of $14.20 per share for the options expiring February 14, 2006, $14.14 per share for the option expiring April 24, 2006, and $15.45 per share for the option expiring May 16, 2006 were derived through application of the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by the named individual will be at or near the value estimated by the Black-Scholes model. The estimated values derived are based on assumptions of a 6.43% risk-free rate of return on the options, an expected stock price volatility of .33 calculated using stock prices for the past 5 years, a 1.5% future dividend yield, and 10 years to time of exercise. A downward adjustment of 13% was made to the valuation to reflect the risk of forfeiture characteristics of the options. If there is no stock price appreciation above the option exercise price, the option will have no value. If the stock price appreciates at levels equal to that determined by the Black-Scholes model, the value appreciation realized by all shareholders will be $454 million of which the named executive officers would receive .3% or approximately $1,519,400 of such increase in value.

(3) All non-executive officer employees, as a group, received options for the purchase of shares of the underlying stock representing 52% of the total options granted to employees in 1996. The grant date present value of these options is $2,357,200.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

The following table provides information, with respect to named executive officers, concerning the exercise of options during the last fiscal year and value of unexercised options held as of the end of the fiscal year:

                                         Number of
                                         securities           Value of
                                         underlying           unexercised
                                         unexercised          in-the-money
               Shares                    options/SARs         options/SARs
               Acquired      Value       at FY-End(#)         at FY-End($)
  Name         on Exer-      Realized    exercisable/         exercisable/
               cise(#)       ($)(1)      unexercisable        unexercisable (2)
_______________________________________________________________________________
Fred S. Hubbell        0           0       149,900/              5,721,712/
                                           160,200               2,679,150

Paul R. Schlaack  19,600     653,662             0/                      0/
                                            84,400               1,416,925

Paul E. Larson    32,400     922,475        12,600/                359,125/
                                            86,200               1,358,575

Lawrence V.
   Durland, Jr.    4,000     126,625         4,000/                113,800/
                                            31,900                 546,737

Thomas L. May     13,500     457,594         2,000/                 35,850/
                                            40,500                 597,400

(1) Value realized determined from market price on date of exercise less the exercise price.

(2) Value determined from market price at fiscal year end ($45.875) less exercise price. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value stated will be equal to the value realized by the executive.










               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       EIC, S&P 500 COMPOSITE INDEX, VALUE LINE INSURANCE:  LIFE INDEX

 The following performance graph provides comparative cumulative, five year shareholder returns on an indexed basis of the Company's Common Stock with the Standard & Poor's 500 Composite Index and the Value Line Insurance: Life Index. This latter published industry index reflects the analysis of the performance of fourteen life insurance companies selected by Value Line Institutional Services.











                              PERFORMANCE GRAPH











               1991       1992       1993       1994       1995       1996
EIC          $100.00    $220.23    $336.14    $284.16    $328.06    $475.51
S&P 500      $100.00    $107.79    $118.66    $120.56    $165.78    $204.30
Life Index   $100.00    $132.46    $132.24    $121.74    $173.15    $229.73

* Assumes $100 invested on December 31, 1991, in
  EIC Common Stock, S&P 500 Composite Index,
  and Value Line Insurance:   Life Index.
  Cumulative total return assumes reinvestment of dividends.


















                               RETIREMENT PLANS

The Company and its wholly owned subsidiaries maintain a qualified defined benefit pension plan ("Pension Plan") for substantially all their employees, as well as two nonqualified pension plans ("Excess Plan" and "Supplemental Plan") for certain employees. The Pension Plan and the Excess and Supplemental Plans are actuarial plans and the amount of the contribution with respect to a specific person cannot readily be separately calculated by the actuaries for the plans.

Under the Pension Plan, employees receive an annual pension for life payable on a monthly basis at normal retirement age (65) equal to 1.75% of the average monthly compensation over the last 60 months of service (including base pay and bonuses) multiplied by months of service (up to 300 months), plus an additional 0.50% of the average monthly compensation in excess of covered compensation
(the average of Social Security taxable wage bases in effect for the 35 calendar years ending with the calendar year in which the individual is scheduled to reach social security retirement age) multiplied by months of service (up to 300 months). Reduced benefits are paid if an employee elects early retirement (between ages 55 and 64 with at least 5 years of service).

The Excess Plan and the Supplemental Plan provide benefits for any employee equal to the additional benefits he or she would have received under the qualified Pension Plan if the maximum benefit limit (Excess Plan) and compensation limit (Supplemental Plan) under Sections 415 and 401(a)(17) of the Internal Revenue Code did not apply ( $160,000 compensation limit and $125,000 benefit limit for 1997).

Messrs. Hubbell, Schlaack, Larson, May and Durland, Jr. have 14, 12, 20, 7 and 11 years of credited service respectively. Compensation under the qualified Pension Plan and the Excess and Supplemental Plans for these five named executives includes the compensation shown in the Summary Compensation Table under the headings "Salary" and "Bonus".

In 1996 no contribution was required to fund the qualified Pension Plan. The Excess Plan and the Supplemental Plan are unfunded plans, with benefits paid out of general assets of the Company.

The following Table sets forth the annual retirement benefits under the formula based on a straight life annuity, assuming retirement at age 65, currently payable for the indicated combinations of salary and years of service. The table shows the combined amount that would be payable from the qualified Pension Plan and the Excess and Supplemental Plans.

















                                   Years of Service
Final Five-Year  _____________________________________________________________
Average Annual
Compensation          15           20           25           30          35
____________
$150,000           48,556       64,742       80,928       80,928       80,928
$200,000           65,431       87,242      109,053      109,053      109,053
$250,000           82,306      109,742      137,178      137,178      137,178
$300,000           99,181      132,242      165,303      165,303      165,303
$400,000          132,931      177,242      221,553      221,553      221,553
$500,000          166,681      222,242      277,803      277,803      277,803
$600,000          200,431      267,242      334,053      334,053      334,053
$800,000          267,931      357,242      446,553      446,553      446,553
$1,000,000        335,431      447,242      559,053      559,053      559,053
$1,200,000        402,931      537,242      671,553      671,553      671,553

                       OTHER COMPENSATION ARRANGEMENTS

The named executive officers are participants in the Company's Key Employee Severance Pay Plan. This Plan provides benefits equal to one year's compensation. Benefits accrue to the named executives under the Plan on termination of employment but compensation from other employment is deducted from benefits otherwise payable. The Plan provides that upon a change of control of the Company, benefits will vest if the named executives are terminated within one year of the occurrence of such an event, with benefits equal to two years' compensation with no offset for compensation from other employment.

The named executive officers are participants in the Company's Restated and Amended Key Employee Incentive Plan. This Plan is a means for the Company to provide incentives and rewards to those persons who are in a position to contribute significantly to the long term profits and growth of the Company. An annual bonus plan is administered by the Compensation Committee under this Plan. The Plan also provides acceleration of awards at specified target levels in the event of a change of control of the Company.

Various award programs under the Company's 1982 Incentive Stock Option Plan and Restated and Amended 1992 Stock Incentive Plan have been established in which the named executive officers are participants. These Plans contain provisions which allow for vesting of awards upon termination of employment, as a result of designated events, and for acceleration of awards upon a change of control of the Company.














             REPORT OF COMPANY'S COMPENSATION COMMITTEE

Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and the next four most highly compensated executive officers. The disclosure requirements for these five individuals (the "named executive officers") include the use of tables set forth above and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee has prepared the following report.

COMPENSATION PHILOSOPHY. This report describes the compensation philosophy followed by the Committee and resulting actions taken by the Company for the reporting periods shown in the various compensation tables supporting this report. The Committee approves payment amounts and award levels for executive officers of the Company and its subsidiaries. In its analysis and in reaching compensation related decisions, the Committee has direct access to both competitive data and an independent compensation consultant.

The executive compensation program of the Company has been designed to:

   _    Provide a pay for performance policy that differentiates compensation amounts based upon corporate and individual performance as compared to the annuity and life insurance industry;

   _    Motivate key senior officers to achieve strategic business initiatives and reward them for such achievement;

   _    Provide compensation opportunities which are comparable to those offered by other leading companies, thus allowing the Company to compete for and retain talented executives who are important to the Company's long-term success; and

   _    Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock.

At present, the executive compensation program is comprised of salary, annual cash incentive opportunities, long-term incentive opportunities in the form of cash incentives, stock options and restricted stock and benefits typically offered to executives by similar corporations. Salary and standard annual incentive payouts are targeted at the 50th percentile of industry surveys. These independently prepared surveys provide specific data on compensation paid at various executive levels of annuity and life insurance companies of comparable asset size, and include many companies included in the published industry index presented in the Performance Graph on page 13, but are not limited to them. An individual's total cash compensation can exceed industry averages when cash bonus payouts are greater than targeted levels based on the performance of the Company exceeding that of the industry on average.
Stock options and restricted stock are used to align managers' interests with those of the shareholders but significant vesting periods are also used to encourage long term stock ownership and retention as employees.

As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based upon performance incentives and less on salary and employee benefits, causing greater potential variability in the individual's absolute compensation level from year-to-year. In addition, the higher that one rises in the organization, the greater the mix of compensation shifts to stock-based awards.
CEO's COMPENSATION. Mr. Hubbell's base salary was increased from $515,000 to $535,600 (4.0%) effective February 16, 1996. This increase reflected consideration of (1) compensation data provided by comparative industry surveys, (2) the Committee's assessment of performance over the previous one-year period which exceeded or met agreed upon objectives including, in order of importance, increased operating earnings, return on equity, growth of assets, achievement of a return on assets objective while maintaining adequate capitalization to retain current ratings from the A.M. Best and Standard & Poors rating agencies, maintaining adequate spreads consistent with insurance product pricing, and reducing delinquencies, reducing higher risk assets and increasing life insurance and annuity sales, and
(3) a comparison of the financial performance of the Company for the previous one year period which exceeded or met that of comparable annuity and life insurance companies. While the relative weight assigned to each factor, or component thereof, is not quantified, significant weight is given to comparative compensation industry data. The independently prepared industry surveys utilized are national in scope and include information from nationally recognized compensation consulting firms. These surveys include many of the companies in the index shown on page 13, but are not limited to them. These surveys are used to define the midpoint of Mr. Hubbell's salary range for his base salary whereas his level of performance, along with the performance of the Company compared to the companies in the index and other life insurance and annuity companies, determines his comparative position within the salary range. The base salary was set close to the 50% level shown by the surveys after consideration of all of the factors. The cash bonus if earned may increase Mr. Hubbell's total compensation above the 50% level relative to the industry survey data.

Mr. Hubbell earned a cash bonus for 1996 in the amount of $394,439 based on a statistical review of predetermined targets for the Company's 1996 performance. This review included an assessment of how the Company's operating earnings and return on equity compared with established objectives based upon expected industry performance in those same performance measures. Mr. Hubbell's incentive opportunity may range from 0% - 100% of his base salary. In 1996 Mr. Hubbell earned a 74% incentive bonus payment for the Company's 1996 performance.

In 1996 Mr. Hubbell was granted options to purchase 40,000 shares of the Company's Common Stock at an exercise price of $35.125 per share which was equal to the market value of the stock on the date of the grants. The amount of the options granted was determined by the practices of other comparable companies as verified by external surveys and outside consultants, as well as Mr. Hubbell's level of responsibilities, and past and expected contributions to the Company.

In addition, in 1996 Mr. Hubbell was granted restricted stock in the amount of 15,000 shares of the Company's Common Stock, which vest in 2001. This award of restricted stock to Mr. Hubbell was made taking into account Mr. Hubbell's overall compensation package and the desire to provide a competitive package based upon comparative industry data. These shares of Common Stock cannot be sold or otherwise disposed of until the restriction period lapses, and are forfeited if Mr. Hubbell terminates employment for any reason other than retirement, disability or death prior to the lapsing of the restriction period in 2001.

Mr. Hubbell also received $11,483 in lieu of typical perquisite payments. This payment is classified as taxable income and is applied directly to business expenses. In addition the Company contributed $3,000 to Mr. Hubbell's 401(k) account.


SALARIES. Effective February 16, 1996, the Committee increased the salaries paid to the other named executive officers. Those individuals were granted salary increases based on individual performance compared to their agreed upon objectives and national insurance industry compensation data for executive officers with similar levels of responsibilities at annuity and life insurance companies of comparable asset size. As considered in establishing Mr. Hubbell's compensation, the compensation survey data is used to define the competitive midpoint of each executive's salary range and individual and Company performance determines comparative position within the range.

BONUS AWARDS FOR 1996. In 1996, the named executive officers of the Company earned cash bonuses based on a review of the Company's 1996 performance compared to predetermined targets. This review included an assessment of how the Company's operating earnings and return on equity compared with established objectives based upon expected industry performance in those same performance measures. Payment was based on the degree of statistical achievement of the above mentioned performance objectives which the Committee established in February, 1996.

STOCK AWARDS IN 1996 . The Company's stock incentive plans are designed to align a significant portion of the executive compensation program with shareholder interests. These shareholder approved plans permit the granting of several different types of stock-based awards. Two types of awards have been granted to executive officers and other key employees under the 1992 Stock Incentive Plan. Substantially all awards have been in the form of stock options which grant the participant a right to purchase shares of common stock, subject to significant vesting periods, over ten-year and four-year periods. The exercise price of the options is equal to the fair market value per share as of the date the option is granted. The amount of options granted is determined by the practices of other comparable companies as verified by external surveys and outside consultants, as well as each executive officer's level of responsibilities, and past and expected contributions to the Company. Additionally restricted stock has been awarded to participants. These are awards of shares of common stock which cannot be sold or otherwise disposed of until the applicable restriction period lapses and which are forfeited if the participant terminates employment for any reason other than retirement, disability or death prior to the lapsing of the restriction period (or applicable portion of such period). The Stock Purchase Incentive Program is designed to increase management's ownership of Company stock over a five year period. Under this program the Committee awards restricted stock equal to 20% of the amount of increased individual ownership of the Company's stock.

All stock awards granted in 1996 did not exceed 1% of the total outstanding stock of the Company. The Committee intends to maintain this annual award limit over time. In granting stock options and restricted stock, the Committee took into account the practices of other comparable companies as verified by external surveys and outside consultants, as well as the executive's level of responsibility, and past and expected contributions to the Company.

In 1993 Section 162(m) of the Internal Revenue Code was amended to place limitations on the deductibility to the Company of compensation paid to the named executive officers. The current policy of the Committee is to establish executive compensation levels and programs that will be competitive within the industry and attract and retain highly talented individuals. It is the goal of the Committee that executive compensation will be structured so as not to be subject to the deductibility limitations of Section 162(m) to the extent practical and consistent with its compensation policy.

                                                  EQUITABLE OF IOWA COMPANIES
                                                       COMPENSATION COMMITTEE

                                                  By: Robert E. Lee, Chairman
                                                      Richard B. Covey
                                                      Doris M. Drury
                                                      Gayle L. Greer
                                                      Jack D. Rehm


















































                   RATIFICATION OF APPOINTMENT OF AUDITORS

Upon recommendation of the Audit Committee, the Board of Directors has appointed the accounting firm of Ernst & Young LLP to act as independent auditors for the Company during 1997 and is requesting ratification by the shareholders. The Company knows of no direct or material indirect financial interest of this accounting firm in the Company. Representatives of Ernst & Young LLP are expected to be present at the Meeting and may make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                            SHAREHOLDER PROPOSALS

To be included in the Proxy Statement and form of proxy for the 1998 Annual Meeting of Shareholders, shareholder proposals intended to be presented at that meeting must be received by the Company at its principal office no later than November 21, 1997 and otherwise be in compliance with applicable securities laws. In addition, the Company's Amended and Restated Bylaws ("the Bylaws") provide certain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at the Meeting, even if such item is not to be included in the Company's Proxy Statement and form of proxy. Such procedural requirements are fully set forth in the Company's Bylaws, a copy of which may be obtained without charge by any shareholder by contacting the Secretary of the Company at the address set forth on the cover of this Proxy Statement.

                                OTHER MATTERS

Management does not know of any matters to be presented at the Meeting other than those stated above. If any other business should come before the Meeting, the persons named in the enclosed proxy will vote thereon as he or they determine to be in the best interests of the Company.

A copy of the Annual Report to Shareholders for 1996 is mailed to shareholders together with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not to be considered a part of the proxy soliciting material.

                     By Order of the Board of Directors.

                               John A. Merriman
                                  Secretary
Des Moines, Iowa
March 11, 1997

























                           _______________________

                              604 Locust Street
                           Des Moines, Iowa  50309
                           _______________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                April 24, 1997
                           _______________________

Notice is hereby given that the Annual Meeting of Shareholders of EQUITABLE OF IOWA COMPANIES will be held in the Governor's Room of the Des Moines Club, 33rd Floor Ruan Center, Seventh and Grand Avenue, Des Moines, Iowa, on Thursday, April 24, 1997, at 9:30 a.m., Des Moines local time, for the following purposes.

     1.   To elect four directors.

     2.   To ratify the appointment of auditors for the year 1997.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 6, 1997, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

Shareholders are cordially invited to attend the meeting in person. IF YOU WILL NOT BE ABLE TO ATTEND THE MEETING IN PERSON, PLEASE DATE, INDICATE YOUR CHOICE ON THE MATTERS TO BE VOTED UPON, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

A copy of the Annual Report to Shareholders for 1996, including audited financial statements, is enclosed.

                      By Order of the Board of Directors.

                               John A. Merriman
                                  Secretary


Des Moines, Iowa
March 11, 1997









                      EQUITABLE OF IOWA COMPANIES
                Proxy For Annual Meeting of Shareholders
                             April 24, 1997
           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints FREDERICK S. HUBBELL, PAUL E. LARSON AND JOHN A. MERRIMAN, and each of them as Proxies, with power of substitution in each, to vote all shares of the Common Stock of Equitable of Iowa Companies (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 24, 1997 at 9:30 a.m., Des Moines local time, and at any adjournment thereof, on all matters set forth in the Notice of Meeting and Proxy Statement dated March 11, 1997, a copy of which has been received by the undersigned, as follows:


                                   Dated _______________________________, 1997.

                                   ___________________________________________

                                   ___________________________________________
                                          Signature of Shareholder(s)
                                   IMPORTANT:  Please mark this proxy, date,
                                   sign exactly as your name(s) appear(s) and return in the enclosed envelope. If shares are held jointly, signature should indicate that status. Trustees and others signing in a representative capacity should so indicate.

           (Please complete, date, sign and mail this Proxy Card in the envelope provided)

                       PLEASE MARK VOTES [ ] OR [X]
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" EACH OF THE MATTERS STATED.

1.  ELECTION OF DIRECTORS:
    [ ] FOR electing all nominees           [ ] WITHHOLD AUTHORITY to vote for
        listed below (except as                 all nominees listed below.
        marked to the contrary.)
   Gayle L. Greer, Fred S. Hubbell, Richard S. Ingham, Jr., Thomas N. Urban
       (INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)
______________________________________________________________________________

2.  APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR THE
    COMPANY.
                [ ] FOR          [ ] AGAINST        [ ] ABSTAIN
3. The Proxies are authorized to vote upon such other matters as may properly come before the meeting as they determine to be in the best interests of the Company.